POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, A3 ALTERNATIVE INCOME FUND, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”), periodically files amendments to its Registration Statement (File Nos. 333-231938 and 811-23447) with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Treasurer and Principal Financial Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE and ANDREW J. DAVALLA as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust’s Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 21st day of December, 2021.

/s/Matthew DuPree
Matthew DuPree
Treasurer and Principal Financial Officer

STATE OF COLORADO

COUNTY OF DENVER

This record was acknowledged before me on December 21, 2021 by Matthew DuPree.

/s/Carrie L. Hannum
Notary Public